                                                                  EXHIBIT 99.5

                                                  EFFECTIVE DATE: JULY 4, 2001

                            SANGAMO BIOSCIENCES, INC.
                        REPLACEMENT STOCK OPTION AGREEMENT

Dear (Name):

As you know, on July 4, 2001 (the "Closing Date") Sangamo BioSciences, Inc. ("Sangamo") acquired Gendaq Limited ("Gendaq") (the "Acquisition"). In the Acquisition, each share of Gendaq common stock was exchanged for 1.13969 of a share of Sangamo common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of Gendaq Limited common stock granted to you under the Gendaq Limited 2001 Enterprise Management Incentive Share Option Plan (the "Plan") and documented with a Stock Option Agreement(s) (the "Option Agreement") issued to you under the Plan (the "Gendaq Options"). In accordance with the Acquisition, on the Closing Date Sangamo has agreed to grant you a new option in replacement of your prior Gendaq stock option (the "Replacement Option").

The terms of your Replacement Option are the same as those of your previous Gendaq options except as follows:

-----------------------------------------  ----------------------------------------------
          GENDAQ STOCK OPTIONS                        SANGAMO ASSUMED OPTIONS
-----------------------------------------  ----------------------------------------------

------------------  ---------------------  ----------------------  ----------------------
# Shares of Gendaq  Gendaq Exercise Price  # of Shares of Sangamo  Sangamo Exercise Price
   Common Stock           Per Share             Common Stock              Per Share
------------------  ---------------------  ----------------------  ----------------------
 (Gendaq Shares)    (Gendaq Price)         (Sangamo Shares)        (Sangamo Price)
------------------  ---------------------  ----------------------  ----------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Gendaq Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" means Sangamo, (ii) to "Stock" or "Ordinary Shares" means shares of Sangamo Stock, and (iii) to the "Director(s)," "Board of Directors" or the "Board" means the Board of Directors of Sangamo. All references in the Option Agreement and the Plan relating to your status as an employee of Gendaq will now refer to your status as an employee of Sangamo or any present or future Sangamo subsidiary. To the extent the Option Agreement allowed you to deliver shares of Gendaq common stock as payment for the exercise price, shares of Sangamo common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Gendaq Stock prior to the Acquisition will be taken into account.

The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed Gendaq Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the replaced Gendaq Option remain

                                                  EFFECTIVE DATE: JULY 4, 2001

the same as set forth in your Option Agreement, and the provisions of the Replacement Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Sangamo Stock. However, to the extent an item is not explicitly provided for in your option documents, Sangamo policies will apply.

To exercise your replaced Gendaq Option, you must deliver to Sangamo (i) a written notice of exercise for the number of shares of Sangamo Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Sangamo at the following address:

                             Sangamo BioSciences, Inc.
                             501 Canal Boulevard
                             Suite A100
                             Richmond, CA 94804
                             Attention: Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Sangamo's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Sangamo will be governed by the terms of the Sangamo stock option plan, and such terms may be different from the terms of your assumed Gendaq Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Sangamo's Stock Administration Department your Sangamo account will not be activated.

                                       SANGAMO BIOSCIENCES, INC.

                                       By:

                                                  EFFECTIVE DATE: JULY 4, 2001

                                 ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Gendaq Options hereby assumed by Sangamo are as set forth in the Option Agreement, the Plan, and such Replacement Stock Option Agreement.


DATED: __________________, 2001
                                         ------------------------------
                                               (NAME), OPTIONEE